Exhibit 99.1

AAON REPORTS SECOND QUARTER SALES AND EARNINGS

TULSA, Okla, August 1, 2019 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the second quarter and six months ended June 30, 2019.

In the quarter ended June 30, 2019, net sales were $119.4 million, up 9.0% from $109.6 million in 2018. Net income was $13.0 million, an increase of 10.9% from $11.7 million in the same period a year ago. Net sales for the six months ended June 30, 2019 were $233.3 million, increasing 11.8% from $209 million in 2018. Net income for the six months ended June 30, 2019 was $23.9 million, up 49.6% from $16.0 million in 2018.

Our backlog at June 30, 2019, increased 18.3% to $179.6 million, from $151.8 million at December 31, 2018, and increased 15.0% from $156.6 million at June 30, 2018.

Earnings per diluted share for the second quarter of 2019 were $0.25, an increase of 13.6% from $0.22 for the same period in 2018, based upon 52.7 million and 52.7 million shares outstanding at June 30, 2019 and 2018, respectively. Earnings per diluted share for the six months ended June 30, 2019 were $0.45, an increase of 50.0% from $0.30 in 2018, based upon 52.6 million and 52.8 million shares outstanding at June 30, 2019 and 2018, respectively.

Gross profit, benefiting from moderating raw material costs and improved productivity, increased 30.2% to $56.0 million (24.0% of sales) for the six months ended June 30, 2019, versus $43.0 million (20.6% of sales) for the same period a year ago.

Norman H. Asbjornson, CEO, said, "In the fourth quarter of 2018 we became aware of the need for additional sheet metal fabrication equipment and ordered four additional systems at that time. However, due to the substantial increase in business, we pushed our existing equipment as hard as possible which caused additional downtime on the equipment, thus limiting the amount of additional growth we were able to attain. As the year has progressed we experienced strengthening demand and thus recently ordered another four machines, totaling eight machines on order."

Selling, general and administrative expenses increased 3.0% to $13.5 million (11.3% of sales) from $13.1 million (11.9% of sales) as compared to the second quarter of 2018. For the six months ended June 30, 2019, selling, general and administrative expenses increased 5.1% to $24.5 million (10.5% of sales) compared to $23.3 million (11.2% of sales) for the same period a year ago.

Mr. Asbjornson continued, "Our financial condition at June 30, 2019 remained strong with a current ratio of 2.9:1, including cash and investments totaling $17.7 million, and we continue to operate debt free."

Gary Fields, President, stated, "Our recently purchased Salvagnini sheet metal fabrication machines started to arrive in early July and will continue to arrive throughout 2019, with the final machine scheduled to arrive January of 2020. Each Salvagnini system will be in full production within 45 days of arrival. Furthermore, we have taken significant steps to improve our sheet metal fabrication equipment maintenance and production capabilities through the hiring of a former long-term Salvagnini employee to implement and oversee strengthened maintenance and replacement initiatives."

Mr. Fields concluded, "We believe the steps taken to address our manufacturing capacity issues will allow us to see improvements in our overall operations as the year progresses."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the second quarter results. To participate, call 1-888-241-0551 (code 3096466); or, for rebroadcast, call 1-855-859-2056 (code 3096466).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone:     (561) 482-4046 or (914) 244-0292
Fax:     (914) 244-0295
Email:     jrladvisor@yahoo.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except share and per share data)
Net sales	$119,437	$109,588	$233,259	$208,670
Cost of sales	89,262	82,003	177,291	165,695
Gross profit	30,175	27,585	55,968	42,975
Selling, general and administrative expenses	13,481	13,086	24,482	23,305
Loss (gain) on disposal of assets	6	(4)	290	(11)
Income from operations	16,688	14,503	31,196	19,681
Interest income, net	31	67	40	135
Other expense, net	17	12	(9)	6
Income before taxes	16,736	14,582	31,227	19,822
Income tax provision	3,775	2,891	7,364	3,871
Net income	$12,961	$11,691	$23,863	$15,951
Earnings per share:
Basic	$0.25	$0.22	$0.46	$0.30
Diluted	$0.25	$0.22	$0.45	$0.30
Cash dividends declared per common share:	$0.16	$0.16	$0.16	$0.16
Weighted average shares outstanding:
Basic	52,120,272	52,383,842	52,087,626	52,348,912
Diluted	52,747,199	52,717,787	52,589,845	52,754,045

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2019	December 31, 2018
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$13,683	$1,994
Certificates of deposit	4,000	—
Accounts receivable, net	68,933	54,078
Income tax receivable	3,246	6,104
Note receivable	28	27
Inventories, net	77,044	77,612
Prepaid expenses and other	1,696	1,046
Total current assets	168,630	140,861
Property, plant and equipment:
Land	3,125	3,114
Buildings	99,193	97,393
Machinery and equipment	219,438	212,779
Furniture and fixtures	17,107	16,597
Total property, plant and equipment	338,863	329,883
Less: Accumulated depreciation	171,232	166,880
Property, plant and equipment, net	167,631	163,003
Intangible assets, net	389	506
Goodwill	3,229	3,229
Right of use assets	1,764	—
Note receivable	608	598
Total assets	$342,251	$308,197

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	7,885	10,616
Dividends payable	8,355	—
Accrued liabilities	42,713	37,455
Total current liabilities	58,953	48,071
Deferred tax liabilities	14,938	10,826
Other long-term liabilities	3,791	1,801
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,118,180 and 51,991,242 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	209	208
Additional paid-in capital	1,586	—
Retained earnings	262,774	247,291
Total stockholders' equity	264,569	247,499
Total liabilities and stockholders' equity	$342,251	$308,197

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2019	2018
Operating Activities	(in thousands)
Net income	$23,863	$15,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,760	8,438
Amortization of bond premiums	—	8
Provision for losses on accounts receivable, net of adjustments	128	89
Provision for excess and obsolete inventories	1,153	299
Share-based compensation	5,073	3,699
Loss (gain) on disposition of assets	290	(11)
Foreign currency transaction gain	(13)	15
Interest income on note receivable	(26)	14
Deferred income taxes	4,112	438
Changes in assets and liabilities:
Accounts receivable	(14,983)	(2,087)
Income taxes	2,858	(3,328)
Inventories	(585)	1,400
Prepaid expenses and other	(650)	(935)
Accounts payable	(2,592)	12,974
Deferred revenue	172	(931)
Accrued liabilities	5,312	213
Net cash provided by operating activities	35,872	36,246
Investing Activities
Capital expenditures	(16,784)	(25,925)
Cash paid in business combination	—	(6,377)
Proceeds from sale of property, plant and equipment	59	11
Investment in certificates of deposits	(6,000)	(7,200)
Maturities of certificates of deposits	2,000	4,560
Purchases of investments held to maturity	—	(9,001)
Maturities of investments	—	11,620
Proceeds from called investments	—	495
Principal payments from note receivable	28	16
Net cash used in investing activities	(20,697)	(31,801)
Financing Activities
Stock options exercised	7,685	2,299
Repurchase of stock	(10,191)	(11,539)
Employee taxes paid by withholding shares	(980)	(808)
Net cash used in financing activities	(3,486)	(10,048)
Net increase (decrease) in cash and cash equivalents	11,689	(5,603)
Cash and cash equivalents, beginning of period	1,994	21,457
Cash and cash equivalents, end of period	$13,683	$15,854

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation and amortization, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,

	2019	2018	2019	2018
	(in thousands)
Net Income, a GAAP measure	$12,961	$11,691	$23,863	$15,951
Depreciation and amortization	5,846	4,309	11,760	8,438
Amortization of bond premiums	—	3	—	8
Share-based compensation	3,043	1,975	5,073	3,699
Interest income	(31)	(70)	(40)	(143)
Income tax expense	3,775	2,891	7,364	3,871
EBITDAX, a non-GAAP measure	$25,594	$20,799	$48,020	$31,824